EXHIBIT 12

PRECISION AUTO CARE, INC. CODE OF ETHICS

INTRODUCTION

This Code of Ethics and Standards has been adopted by the Board of Directors of the Corporation to assure that the Corporation adheres to ethical standards and obeys applicable laws and that its employees clearly understand what is required of them in that regard.

The President of the corporation is responsible for the implementation and administration of this Code.  Each executive is responsible for seeing that all employees under his or her supervision are thoroughly familiar with the Code and are applying it consistently in all of their business dealings.  No employee has the authority to violate any of its provisions or to direct or authorize others to do so.

This Code applies to Precision Auto Care, Inc. and to all subsidiaries and business entities, domestic and foreign, over which the Corporation has effective control.  In business affiliations in which the Corporation does not have full control, representatives of the Corporation shall use their influence to achieve adherence to the spirit and content of this Code.

COMPLIANCE WITH LAWS

It is the Corporation’s policy to comply with all laws and regulations that are applicable to its business, both in the United States and in other countries.  To that end, the use of any Corporate funds or assets for an unlawful or improper purpose is strictly prohibited.  Where applicable laws and regulations are ambiguous, management shall obtain legal advice to clarify their meaning and assure compliance.

In addition, business practices should be compatible with the local economic and social conditions of the particular country or region.  Accordingly, local customer and usage are germane to the interpretation of ambiguous laws and regulations.  However, these factors must not be used to excuse non-compliance with clearly applicable laws or regulations.

ANTITRUST COMPLIANCE

It is the Corporation’s policy to comply with the antitrust laws of those nations in which it manufactures products or in which its products and services are sold.  Generally, these laws prohibit practices that might unreasonably restrict competition.

Agreements with competitors regarding such subjects as price fixing, market division, and output limitations are generally prohibited by these laws and criminal sanctions in the form of fines and imprisonment are frequently imposed for violations.

EMPLOYMENT DISCRIMINATION
AND HARASSMENT

It is the Corporation’s policy to ensure that no employee or applicant for employment is discriminated against in recruitment, hiring, training or promotion because of age, race, color, religion, sex, national origin, handicap, disability, marital status or veteran status provided that the employee or applicant is qualified and meets physical requirements established by the Company for the job.  It is also the policy of the Corporation to provide a workplace free or harassment based on these factors.  A violation of these policies may also be a violation of applicable law that will expose both the Corporation and the guilty individual to liability.  In addition to the officers listed under the section on reporting violations, reports of violations in the U.S. may be made to the President.

OCCUPATIONAL SAFETY AND
ENVIRONMENTAL MATTERS

It is the policy of the Corporation to provide its employees with a place of employment which is free from recognized hazards, to comply with all applicable safety laws and regulations, and to reduce the frequency, severity, and costs of lost time occurrences at its operations worldwide.  The Corporation expects all of its employees to abide by established safety procedures and considers such a condition of employment.  It is also the policy of the Corporation to comply with all applicable laws and regulations for the protection of the environment and the conservation of natural resources. The Corporation expects all of its employees to abide by established environmental policies and procedures and considers this a condition of employment.

ACCOUNTING AND INTERNAL CONTROLS

The integrity and completeness of record keeping is not only the Corporation’s policy, it is also mandated by law.  The Corporation is required to keep books, records and accounts that accurately and fairly reflect the transactions and dispositions of its assets and to maintain an effective worldwide system of internal controls.

Proper accounting for all transactions is essential to the Corporation’s control of its affairs and the accuracy of its financial reporting.  To maintain the integrity of the accounting records, all cash funds, bank accounts and other accounts must be disclosed in the Corporation’s books of account and all entries in the Corporation’s books must be prepared carefully and honestly and must be supported by adequate documentation to provide a complete, accurate and auditable record of the transactions they describe.  All employees have a responsibility to assure that their work is complete and accurate.  No false or misleading entries may be made for any reason; and no employee may assist any other person in making such entries.

Secret activities cannot be controlled and invite misconduct, while full and certain disclosure reinforces responsibility and acts as a powerful deterrent to wrongdoing.  Therefore, it is vital that no fund, asset, liability, revenue, or expense of the Corporation be concealed or incompletely recorded in any situation for any purpose.  Any employee having information or knowledge or any unrecorded fund or asset or any prohibited act should promptly report it to the Corporation’s Chairman of the Audit Committee. If/When an individual is hired specifically for the role of internal auditor, that individual shall report to the Board of Directors and take direction from the Chairman of the Audit Committee.

The Corporation’s internal audit function plays a significant role in providing management with evaluations of the effectiveness of internal controls over accounting, operational and administrative functions.  The internal auditors are charged with the responsibility of conducting objective and independent examinations, taking into account the high standards of business ethics, integrity and honesty required of all employees.  All employees must cooperate fully with the auditors.  Intentionally false or misleading statements to auditors, whether internal or external, are considered a falsification of records.

CONFLICTS OF INTEREST

General Matters.  While the Corporation respects the privacy of its employees in the conduct of their personal affairs, it insists that they fully discharge their employment obligations to the Corporation.  Employees should avoid activities that involve the unauthorized use of Corporation time, equipment and information, or that could adversely affect the Corporation’s reputation, relations with others, or that otherwise conflict with the Corporation’s business interests.  Employees should avoid situations in which their personal interests may come into conflict, or may appear to conflict with the interests of the Corporation, including the Corporation’s interests, in its relations with current or prospective suppliers, customers, or competitors.

Without limiting the general scope of this policy, the following relationships and courses of employees’ conduct will be considered to involve a conflict of interest unless in special circumstances they are specifically approved by the President.

•                                    Concurrent employment by the Corporation and by any other firm or person if the employment encroaches materially on time or attention that should be devoted to the Corporation’s affairs.

•                                    Concurrent employment of employees by the Corporation and by any other firm or person that is a present or potential competitor, supplier of material or services, or customer of the Corporation.

•                                    Holding by an employee or the employee’s immediate relatives of a material financial interest in any present or potential competitor, supplier of material or services, or customer of the Corporation.  The term “financial interest” refers to any form of ownership or partial ownership.

•                                    Acceptance by an employee or the employee’s immediate relatives of membership on the board of directors of any present or potential competitor, supplier of material or services, or customer of the Corporation or as a consultant or advisor to any such board of directors or to the management of such firm or person except where the business relationship between the Corporation and the organization is not significant.

•                                    Lending money, guaranteeing debts, borrowing money, or accepting gifts or favors so as to place an employee or the employee’s immediate relatives under obligation to a present or potential competitor, supplier of material or services, or customer of the Corporation.

•                                  Participation by an employee in any voluntary organization, whether civic, professional, or otherwise, is encouraged except where the employee may be expected to divulge privileged or confidential information or trade secrets of the Corporation or take any other action that may subvert the Corporation’s interest, reputation, or goodwill.

•                                  Speculative dealing by an employee or the employee’s immediate relatives in the securities of, or the acquisition of an interest in, a firm with which the Corporation, to the employee’s or the relatives’ knowledge, is negotiating or contemplating negotiation for a merger or acquisition.

•                                  Any misuse of confidential information available to or gained by an employee by reason of the employee’s employment with the Corporation.

Franchise Matters.  As noted above, the Corporation’s conflicts of interest policy requires employees to avoid situations in which their personal interests may conflict, or may appear to conflict, with the interests of the Corporation’s.  The Corporation believes that the day-to-day demands of owning a business (a “PTAC Franchise”) that operates under the terms and conditions of a PTAC Franchise Agreement with the Corporation or any of its affiliates or engaging in activities relating to a PTAC Franchise, while being employed by the Corporation would create a conflict of interest and could adversely affect an employee’s PTAC Franchise and also reduce the employee’s effectiveness in performing the day-to-day responsibilities as a employee of the Corporation.  Therefore, the Corporation’s policy is that employees and members of their immediate families are prohibited from having any ownership in a PTAC Franchise or engaging in any other related activities.  Such related activities include, but are not limited to, the ownership or rental of land or buildings that relate in any way to a Franchise.

INSIDE INFORMATION

Employees have a responsibility to ensure that inside information concerning the Corporation and its officers is not misused.  Inside information is defined as financial information and other material information about the Corporation (e.g., the Corporation’s plans to make an acquisition or to divest itself of a business or assets) not generally known to the public.  The use of such information to buy or sell the Corporation’s stock, or to advise others to do so, could have serious legal consequences and is strictly prohibited.  Avoid giving inside information to or discussing it with others.

IMPROPER PAYMENTS

GIFTS, GRATUITIES AND ENTERTAINMENT

Giving and receiving business gifts of nominal value, is permissible where customary.  Giving or receiving gifts of significant value is strictly prohibited without the approval of the President, CEO or the Board of Directors.  Customary business entertainment is proper; impropriety results when the value or cost is such that it could be interpreted as affecting an otherwise objective business decision.

Business related social contacts are in the best interest of the Corporation when properly conducted.  Employees should make every effort to ensure that there is not the slightest reason for a third party to view these contacts as improper.  Following are examples of appropriate social amenities that are normally acceptable under corporate policy:

•                                          Acceptance of refreshments before or after a business meeting.

•                                          Acceptance of meals before or after a business meeting or when otherwise business related, Corporation sales people should reciprocate when it is determined by the employee, with management approval that it is in the best interest of the Corporation to do so.  These expenses will be reimbursed on submission of an expense report.

Transportation provided in a supplier’s, competitor’s or customer’s aircraft, vehicle or boat for other than approved Corporation business trips is prohibited, as are other non-business related travel expenses paid by such companies.

IMPLEMENTATION OF THE CODE

Each manager is responsible for distribution of this Code to appropriate personnel within the manager’s function or organization and for providing knowledge, education and understanding of its importance and meaning.  Employees violating this Code will be subject to disciplinary action, possibly including dismissal.

Employees may be required periodically to certify, in writing, compliance with this Code or to describe any deviations known to them.

Immediate updates are required if there is a change in the information contained in the most recent certificate signed by the employee.

REPORTING VIOLATIONS OF THE CODE

An employee who becomes aware of a violation of this Code or believes that a violation may take place in the future must report the matter.  Ordinarily, the report should be made to the employee’s immediate supervisor who, in turn, must report it to the President. If no action is taken by the supervisor or the employee feels that it would be appropriate to report to a person in higher authority, the employee should bring the matter to the attention of the appropriate manager or, if that is not appropriate, to the Chief Financial Officer, the President, the Corporation’s Chairman of the Board, or the Chairman of the Audit Committee of the Board of Directors.  To assure that a reporting employee is protected from reprisal, requests for anonymity will be respected to the extent this does not result in the violation of the rights of another employee.  Any attempt at reprisal against the reporting employee will be punished severely.

Attachment

CONFLICT OF INTEREST CERTIFICATE

INSTRUCTIONS:

1.               Check Box 1 when there is no actual or potential conflict to report.

Check Box 2 to disclose a potential conflict.

2.               A revised Certificate must be prepared to report immediately any change in status from that shown on your current Certificate.  Attach a signed statement full describing either a change in a previously reported potential conflict or a recent activity or relationship not previously reported.  Place the revised Certificate and disclosure statement in an envelope marked COMPANY USE ONLY and deliver that envelope to the Director of Human Resources.

CERTIFICATION:

I have read and thoroughly understand the requirements of the Company’s policy and procedure on Conflict of Interest and hereby certify that:

1.	☐

I have no actual or potential conflict to report. To the best of my knowledge and belief neither I nor any member of my family is engaged in any activity or relationship that might create a conflict of interest within the Company.

2.	☐	The attached statement describes a potential conflict of interest.

Signature:

Date:

Printed Name: